Exhibit 10.10

PERSONAL & CONFIDENTIAL

November 1, 2022

Hugh McTavish Ph.D., J.D.

President & CEO

Squarex Pharmaceutical Corporation

7460 Pinehurst Road

Saint Paul, MN 55115

Re: Consulting Services Engagement Letter

Dear Hugh,

It was a pleasure talking with you and learning about SquareX Pharmaceuticals. Based on our understanding of your current position and plans, we are pleased to present the following engagement letter for financial consulting services.

SERVICES

Ravix proposes that we will provide the following services for the company, as directed by management, including:

Recurring activities:

●	Manage internal accounting functions consistent with accrual basis accounting standards as appropriate
●	Perform the monthly close and prepare financial statements, including Board of Directors reporting package

Potential additional work:

●	Develop cash forecasts and the operating budget to reflect the Company’s dynamic business model
●	Perform equity tracking and stock administration, including interface with corporate attorneys
●	Assist with selection of CPA firm and provide audit/tax support [when required]
●	Provide technical accounting support (e.g., for S-1/IPO activities)
●	Act as a “sounding board” for the management of the Company

Additional tasks not included in the above list of services will be handled on an as-needed basis.

In the event that SquareX Pharmaceuticals or we identify a situation in which the company could benefit from the specific expertise our firm provides in Human Resources, we will meet with you in advance and make appropriate recommendations from our pool of resources.

TIMING

Ravix can start work at a mutually agreeable time after receipt of this executed letter and the deposit described below.

Ravix’ management is very interested in ensuring that our clients receive quality attention and service to help make our relationship successful. To that end, we may periodically contact you to see if your expectations are being met and evaluate the cost/benefit relationship for both companies. In any event, please do not hesitate to contact Timi Okah, President & CEO , at (650) 669-8635 if there are questions or concerns.

Hugh McTavish Ph.D., J.D.
November 1, 2022

COST

Ravix’ team will consist of the following, including billing rates and time estimates:

Team Member	Billing Rate per Hour	Time Estimate
CFO	$275.00	6 hours per month for basic recurring activities

The above time estimates are based on our current understanding of the status and immediate needs for your business. As your company grows, the nature of your business changes, the volume of activity increases, staffing changes occur, or as additional needs are identified, these time estimates generally increase corresponding to the increase in activities.

A deposit of (1,500) is required to begin this assignment. The deposit will be refunded less any outstanding invoices once the company requests termination of our engagement. In the event billings increase significantly, an additional deposit will be invoiced and is payable upon receipt.

TERMS

Fees are billed on the 16th and the 1st of the month for the prior period and are due within 7 days of receipt. Unpaid invoices in excess of 30 days may result in suspension of services until the account is current. A copy of Ravix’ Standard Terms and Conditions is attached as Exhibit A. This engagement letter is valid for ten calendar days from the date of this letter. After five calendar days, we can no longer guarantee the availability of specific individuals for this job assignment.

APPROVAL

Hugh, if the above is agreeable to you, please sign this letter in the space below and return a copy to Ravix.

Thank you for giving Ravix Group Inc. the opportunity to be of service to SquareX Pharmaceuticals. We look forward to working with you.

Sincerely,	Accepted:

/s/ Kwang Lee	/s/ Hugh McTavish
Kwang Lee	Hugh McTavish Ph.D., J.D.
Partner	President & CEO
SquareX Pharmaceuticals

xx/xx	Date

EXHIBIT A

STANDARD TERMS AND CONDITIONS

RAVIX GROUP INC.

1. Services: Ravix Group Inc. (“Ravix”) will use reasonable efforts to perform the services (the “Services”) described in the engagement letter between Ravix and the Client addressed therein to which these Standard Terms and Conditions are attached as Exhibit A. Client will provide Ravix with all resources (physical and human) reasonably requested by Ravix to enable Ravix to perform the Services, including a “full-service” payroll service (with tax filings and deposits, if payroll processing is to be provided), and a computer (with accounting software as needed) available on site. To the extent that Client information is maintained on computers or systems owned by Ravix or its personnel, Client will indemnify Ravix and hold it harmless to the extent of any loss of client data and expense of recovery.

2. Fees and Expenses: Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the sixteenth and first day of each month. Expenses incurred by Ravix on behalf of Client will include mileage from the Ravix office (or the Ravix employee’s home when the employee is remote) to Client’s facility and will be billed when incurred with the fee billings. All invoices are due within seven (7) days of receipt. If Ravix is requested or authorized by the Client (or former Client) or are required by government regulation, subpoena or other legal process to produce our documents or our personnel as witnesses with respect to the Services for the Client (or former Client), the Client (or former Client) will, so long as we are not a party to the proceeding in which the information is sought, reimburse Ravix for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests. If the Services performed for the Client (or former Client) are selected for inspection by any authoritative body/entity, the professional time and expenses incurred related to the routine inspections activity and any related remediation work will be billed as incurred.

3. Rate Increases: Ravix reserves the right to review and revise billable rates offered to Client beginning on, or after, the 12-month anniversary of Client’s original engagement with Ravix Group, and every subsequent 12-month anniversary thereafter. Client will receive a written notice outlining any rate changes at least 30 days prior to the increase taking effect.

4. Term: The term of Ravix’s engagement shall continue until completion of the Services. Notwithstanding the foregoing, either party may terminate the engagement by giving the other party two weeks’ prior written notice.

5. Use of Client’s Name: Client hereby agrees that Ravix may use Client’s name and logo, and reference Client as a customer of Ravix in Ravix’s marketing, advertising, publicly available financial documents and filings and websites, and that Ravix shall be allowed to use Client’s name and logo on its customer lists and disclose the same to its present and potential customers.

6. Client Confidential Information: Ravix consultants regularly work with confidential client data and, in the execution of services, may need to track certain data on personal computers owned by Ravix or its employees. Ravix agrees to hold Client information in strict confidence and will not disclose confidential information that can be directly associated with Client during the term of this engagement. Upon request from Client at termination of this engagement, Ravix will return to Client or destroy all tangible and intangible forms of confidential data.

7. Independent Contractor: Ravix is an independent contractor and will indemnify Client and hold Client harmless to the extent of any obligation imposed by law on Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by Client for the Services.

8. No Assurance: Ravix may make recommendations or provide assistance to Client regarding funding alternatives and may advise Client on contractual terms and assist in contract negotiations. Client acknowledges and understands that Ravix is acting as Client’s agent in performing these services and that Client is solely responsible for its decisions to enter into transactions or contracts. Ravix cannot and does not guarantee that Client will obtain funding which it deems acceptable or adequate as a result of Ravix’s performance of the Service.

9. Indemnification: Client will indemnify Ravix, its shareholders, directors, officers, employees and agents, and hold them harmless from all claims made against them in connection with performance of the Services to the fullest extent permitted under applicable law, except when such claims arise as a result of their gross negligence or willful misconduct. Client represents and warrants to Ravix that its Articles of Incorporation, Bylaws and/or Operating Agreement contain provisions authorizing such indemnification.

10. Placement Fee: Client agrees that should client hire or engage a Ravix employee or contractor introduced to Client by Ravix during this engagement or within the 120-day period following such termination date, then Client will pay an amount equal to 40% of the terminated employee’s or contractor’s first year targeted cash compensation, including bonus.

11. Placement Equity Compensation: Client agrees that should client hire or engage a Ravix employee or contractor introduced to Client by Ravix during this engagement or within the 120-day period following such termination date, Client shall issue Ravix a warrant to purchase the same series of securities as Client issued in its last equity financing, at an exercise price equal to the same price per share in such financing. The number of shares subject to the warrant will equal, at the exercise price, 20% of the employee’s or contractor’s first year targeted cash compensation, including bonus. Such warrants will expire no earlier than five years after issuance and will include provisions for net exercise and piggyback registration rights. Any form of equity relating to this engagement or to the people performing Services for this engagement must be issued to Ravix Financial, Inc. (dba Ravix Group Inc.).

Revised 1022